Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 16, 2023, relating to the financial statements of Sonder Holdings Inc. appearing in the Form 10-K of Sonder Holdings Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Francisco, California
March 20, 2023